DERIVED INFORMATION [4/18/07]
[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)
Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $
Below 70	27,504,479	27,404,489	5,656,237
70.01 to 75	7,868,706	16,537,586	4,759,326
75.01 to 80	32,689,698	198,523,151	22,650,161
80.01 to 85	12,701,403	28,627,613	10,406,111
85.01 to 90	17,894,343	68,617,988	12,043,294
90.01 to 95	5,406,622	11,467,817	3,054,035
95.01 to 100	17,903,566	13,619,369	6,601,644
100.01 plus	0	0	0

FICO
below 549	7,851,169	22,943,957	2,001,680
550 to 574	10,227,864	25,187,268	3,038,762
575 to 599	16,574,935	37,967,046	7,509,373
600 to 624	29,542,548	61,822,735	14,031,034
625 to 649	21,597,611	79,705,738	17,178,909
650 to 674	17,138,716	67,710,242	8,428,511
675 to 699	8,995,644	36,667,205	7,142,164
700 plus	10,040,330	32,793,823	5,840,375

Property Type:
Single-Family Detached	97,226,681	270,830,488	50,355,950
PUD	12,561,073	43,944,964	9,256,306
Condo	4,811,615	23,073,132	3,025,286
3+ Family Det.	3,226,661	8,861,971	1,063,002
Manufactured House	0	0	0
Other	4,142,787	18,087,458	1,470,263

Purpose:
Purchase	24,924,872	168,530,126	15,710,854
Refinance rate/term	12,105,886	29,169,895	4,265,021
Cash Out Refi (COF) Below 70 LTV	24,358,677	25,208,641	5,382,610
COF with LTV 70.01 to 75	7,024,788	13,414,895	4,288,608
COF with LTV 75.01 to 80	20,775,455	54,258,701	12,341,366
COF with LTV 80.01 to 85	11,167,325	21,109,886	9,082,916
COF with LTV 85.01 to 90	13,325,309	44,002,291	8,476,314
COF with LTV 90.01 to 95	3,783,733	6,278,366	1,751,496
COF with LTV 95.01 to 100	4,502,771	2,825,212	3,871,623
COF with LTV 100.01 plus	0	0	0
Other	0	0	0

Occupancy Status:
Owner Occupied	115,823,045	348,646,140	62,098,793
2nd Home	172,496	3,266,361	885,302
Investment	5,973,276	12,885,512	2,186,712
Other	0	0	0

Loan Balance
Below 50,000	6,884,832	144,350	99,879
50,000.01 to 100,000	20,399,611	15,039,758	2,652,338
100,000.01 to 150,000	21,014,587	44,348,077	6,496,034
150,000.01 to 200,000	18,979,203	62,308,986	7,407,951
200,000.01 to 400,000	43,104,525	178,364,009	32,452,437
400,000.01 to 500,000	3,979,755	39,325,340	8,262,002
500,000.01 to 600,000	3,288,102	15,874,272	4,963,418
600,000.01 to 1,000,000	4,318,201	9,393,221	2,836,749
1,000,000.01 and above	0	0	0

Loan Term
>30 Years	18,834,387	111,331,410	27,727,126
30 Years	99,816,255	253,466,603	37,443,681
20 Years	1,349,856	0	0
15 Years	1,695,911	0	0
Other	272,408	0	0

Documentation Type
Full Documentation	91,958,759	221,783,693	41,684,355
Limited Documentation	12,727,729	82,307,968	8,709,142
Stated Docs with LTV below 70	4,912,446	8,759,068	1,084,853
Stated Docs with LTV 70.01 to 75	1,633,923	4,779,159	861,553
Stated Docs with LTV 75.01 to 80	3,619,732	20,513,395	4,809,286
Stated Docs with LTV 80.01 to 85	1,970,880	6,229,941	2,696,446
Stated Docs with LTV 85.01 to 90	2,639,494	11,357,756	1,808,153
Stated Docs with LTV 90.01 to 95	695,303	2,691,804	474,511
Stated Docs with LTV 95.01 to 100	859,454	2,620,063	2,377,716
Stated Docs with LTV above 100.01	951,095	3,755,166	664,792
Other	0	0	0

Lien Status
1st Lien	105,188,987	364,798,013	65,170,807
Second Liens with LTV below 85	0	0	0
Second Liens with LTV 85.01 to 90	54,451	0	0
Second Liens with LTV 90.01 to 95	1,036,866	0	0
Second Liens with LTV 95.01 to 100	15,688,512	0	0
Second Liens with LTV above 100.01	0	0	0

Interest Only
Dollar of Mortgage Type	7,235,832	120,806,981	17,109,808
Ave. FICO	657	661	665
Ave. LTV	76.4	81.5	84.1
% Stated Docs	15.3	9.1	25.7
% Full Docs	67.9	60.3	61.2

5/25 $	Other	MH Stratification:
747,080	0	Total Balance	0
490,721	0	% Pool Balance	0.00%
5,435,112	278,076	Ave. FICO	0
1,192,330	0	Ave. LTV	0
1,927,465	0	% Full Docs	0%
317,682	0
99,262	0	Silent Seconds Stratification:
0	0	Total Balance	206,398,284
		% Pool Balance	36.7%
		Ave. FICO	656
332,787	0	Ave. LTV	80
99,703	0	% Full Docs	61.8%
743,726	0
783,568	0	Second Lien Stratification:
1,863,642	0	Total Balance	16,779,829
3,187,645	278,076	% Pool Balance	3.00
1,781,398	0	Ave. FICO	650
1,417,184	0	Ave. LTV	99.6
		% Full Docs	65.4%

8,246,312	278,076	LTV Above 90 Stratification:
214,130	0	Total Balance	58,469,997
1,237,211	0	% Pool Balance	10.40
0	0	Ave. FICO	639
0	0	Ave. LTV	98.2
512,000	0	% Full Docs	67.9%

3,625,762	278,076
594,058	0
240,500	0
490,721	0
1,805,253	0
1,192,330	0
1,844,084	0
317,682	0
99,262	0
0	0
0	0

9,507,344	278,076
0	0
702,309	0
0	0

0	0
354,166	0
628,252	0
1,586,278	0
3,894,573	278,076
2,714,383	0
1,032,000	0
0	0
0	0

1,251,977	0
8,957,676	278,076
0	0
0	0
0	0

6,796,417	0
1,451,111	0
410,892	0
0	0
303,176	278,076
178,147	0
630,542	0
0	0
0	0
439,368	0
0	0

10,209,653	278,076
0	0
0	0
0	0
0	0
0	0

5,893,031	278,076
669	663
82	80
9.6	100
66.4	0